Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276334

PROSPECTUS SUPPLEMENT NO. 19
(to Prospectus dated June 25, 2024)

Up to 1,997,116 Shares of Common Stock

1,700,884 Shares of Common Stock Underlying the Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated June 25, 2024 (the “Prospectus”), which forms a part of our Registration Statement on Form S-11 (File No. 333-276334) with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on February 6, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AIRE.” On February 5, 2025, the closing price of our common stock was $1.65.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are a “controlled company” under the Nasdaq listing rules because Giri Devanur, our chief executive officer and chairman, owns approximately 60.01% of our outstanding common stock. As a controlled company, we are not required to comply with certain of Nasdaq’s corporate governance requirements; however, we will not take advantage of any of these exceptions.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 6, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 6, 2025

reAlpha Tech Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41839	86-3425507
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6515 Longshore Loop, Suite 100, Dublin, OH 43017

(Address of principal executive offices and zip code)

(707) 732-5742

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AIRE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On February 6, 2025, reAlpha Tech Corp. (the “Company”) issued a press release announcing the appointment of Vijay Rathna as the Company’s Chief Crypto Officer, effective as of February 20, 2025. In this newly created non-executive officer position, Mr. Rathna will oversee the Company’s blockchain and cryptocurrency initiatives, including, but not limited to, token strategy, blockchain integration and digital asset innovation, and report directly to Giri Devanur, the Company’s Chief Executive Officer.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated February 6, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2025	reAlpha Tech Corp.

	By:	/s/ Giri Devanur
Giri Devanur
Chief Executive Officer

Exhibit 99.1

reAlpha Appoints Vijay Rathna as Chief Crypto Officer

Dublin, OH, February 6, 2025, reAlpha Tech Corp. (Nasdaq: AIRE) (“reAlpha” or the “Company”), a real estate technology company developing and commercializing artificial intelligence (“AI”) technologies, today announced the appointment of Vijay Rathna as the Company’s Chief Crypto Officer (“CCO”), effective as of February 20, 2025. In this role, Mr. Rathna will oversee all of reAlpha’s blockchain and cryptocurrency initiatives, including token strategy, blockchain integrations, and digital asset innovation, reporting directly to Giri Devanur, Chief Executive Officer of reAlpha.

Mr. Rathna has significant leadership experience in information technology, AI, blockchain architecture, and cryptocurrency ecosystems. Prior to joining reAlpha, Mr. Rathna served as the Senior Vice President of Innovation and Development at Coretelligent (merged from Chateaux Software), where he led the ideation, design and development of digital transformation team to build AI, automation and blockchain solutions for its clients. Some of those engagements included a blockchain-based digital ticketing platform, a SEC-approved stable coin in money market fund for a fintech company, a blockchain product for a global insurance company and others. Mr. Rathna is also an Associate Professor at Columbia University teaching “Blockchain and AI.”

Mr. Rathna’s appointment comes as reAlpha is exploring the integration of blockchain into its technologies, including the reAlpha platform. reAlpha plans to provide further updates and announcements regarding the integration of blockchain and digital assets technologies into its business model by the end of the first quarter of 2025.

Giri Devanur, Chief Executive Officer of reAlpha, commented, “We are thrilled to welcome Vijay Rathna to reAlpha as our Chief Crypto Officer, making reAlpha one of the first Nasdaq-listed companies to create such a position. The creation of this role highlights our commitment to innovate with blockchain technologies and the usage of digital assets. We believe that Vijay’s expertise in blockchain architecture, his entrepreneurial mindset, and his ability to deliver innovative and compliant solutions make him an invaluable addition to our team.”

Vijay Rathna added, “I am excited to join reAlpha and contribute to its mission of bringing real estate to the digital era by leveraging AI technologies. I look forward to advancing reAlpha’s blockchain initiatives and delivering impactful solutions for investors.”

About reAlpha Tech Corp.

reAlpha Tech Corp. (Nasdaq: AIRE) is a real estate technology company developing an end-to-end commission-free homebuying platform. Utilizing the power of AI and an acquisition-led growth strategy, reAlpha’s goal is to offer a more affordable, streamlined experience for those on the journey to homeownership. For more information, visit www.realpha.com.

Forward-Looking Statements

The information in this press release includes “forward-looking statements.” Forward-looking statements include, among other things, statements about the appointment of Mr. Rathna as CCO and the anticipated benefits thereof; reAlpha’s ability to develop blockchain solutions for the real estate industry; reAlpha’s ability to anticipate the future needs of the real estate markets; future trends in the real estate, technology and artificial intelligence industries, generally; and reAlpha’s future growth strategy and growth rate. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: reAlpha’s limited operating history and that reAlpha has not yet fully developed its AI-based technologies; reAlpha’s ability to commercialize its developing AI-based technologies; whether reAlpha’s technology and products will be accepted and adopted by its customers and intended users; reAlpha’s ability to integrate the business of its acquired companies into its existing business and the anticipated demand for such acquired companies’ services; reAlpha’s ability to develop blockchain solutions to the real estate industry; reAlpha’s ability to successfully integrate blockchain in its technologies, including the reAlpha platform; reAlpha’s ability to develop a digital token; reAlpha’s ability implement and execute its cryptocurrency investment policy; reAlpha’s ability to remain compliant with the changing landscape of regulations related to digital currencies and other technologies; reAlpha’s ability to successfully enter new geographic markets; reAlpha’s ability to obtain the necessary regulatory and legal approvals to expand into additional U.S. states and maintain, or obtain, brokerage licenses in such states; reAlpha’s ability to generate additional sales or revenue from having access to, or obtaining, additional U.S. states brokerage licenses; the inability to maintain and strengthen reAlpha’s brand and reputation; reAlpha’s ability to scale its operational capabilities to expand into additional geographic markets; the potential loss of key employees of its acquired companies, including, but not limited to, the broker providing services on behalf of US Realty, one of reAlpha’s subsidiaries; reAlpha’s inability to accurately forecast demand for short-term rentals, corporate relocation programs and AI-based real estate focused products; reAlpha’s ability to successfully compete in the corporate relocation market; the inability to execute business objectives and growth strategies successfully or sustain reAlpha’s growth; the inability of reAlpha’s customers to pay for reAlpha’s services; changes in applicable laws or regulations, and the impact of the regulatory environment and complexities with compliance related to such environment; and other risks and uncertainties indicated in reAlpha’s U.S. Securities and Exchange Commission (“SEC”) filings. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. Although reAlpha believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. reAlpha’s future results, level of activity, performance or achievements may differ materially from those contemplated, expressed or implied by the forward-looking statements, and there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking statements. For more information about the factors that could cause such differences, please refer to reAlpha’s filings with the SEC. Readers are cautioned not to put undue reliance on forward-looking statements, and reAlpha does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Company Contact

Investor Relations

investorrelations@realpha.com

Media Contact

Alliance Advisors IR on behalf of reAlpha

Fatema Bhabrawala

fbhabrawala@allianceadvisors.com